Exhibit 99.1

Fantex EJ Manuel Convertible Tracking Stock Begins Trading At Fantex.com

SAN FRANCISCO, Calif., July 21, 2014 — Fantex Brokerage Services (FBS) announced this morning that shares of Fantex EJ Manuel Convertible Tracking Stock(1) (ticker: EJMLL) began trading at approximately 9:00 am PT at Fantex.com.

“After completing the Fantex Vernon Davis IPO (ticker: VNDSL) earlier this year, all of us at FBS are thrilled that our second security tied to the cash flows of a professional athlete brand is now open for trading at Fantex.com,” said John Rodin, President, Fantex Brokerage Services.

FBS also announced it will open the reservation period for the Fantex Series Mohamed Sanu Convertible Tracking Stock (ticker: SANUL) (1) Monday, August 4, 2014 at 12:01 am ET. Fantex, Inc. is offering 164,300 shares at a price of $10 per share.

Those looking for more information or to open a qualified trading account can learn more at Fantex.com.

This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

(1) Fantex EJ Manuel is intended to track and reflect the separate economic performance of the brand contract that Fantex, Inc. has signed with EJ Manuel. However, holders of shares of Fantex EJ Manuel will have no direct investment in that brand contract, associated tracking series brand or EJ Manuel. Rather, an investment in Fantex EJ Manuel will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any other tracking stock that Fantex, Inc. may establish and issue in the future.  Fantex cannot assure you as to the development or liquidity of any trading market for the Fantex EJ Manuel tracking stock.

Fantex, Inc. has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in that registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request it by calling toll-free 866-315-3482.  View the EJ Manuel prospectus. View the Mohamed Sanu prospectus.

Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority.

Participants in the initial public offering of Fantex Series EJ Manuel may not sell shares of Fantex Series EJ Manuel (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was not a valid exemption from such registration.

About Fantex Holdings

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC.  Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.  Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.